EXHIBIT 99.1

Euroweb International Corp.  Reports Results for 2003

Budapest--(BUSINESS WIRE)--April 7, 2004--Euroweb International Corp. (NASDAQSC:EWEB - News) today announced results for the fourth quarter and year ended December 31, 2003.

RESULTS FOR FOURTH QUARTER  2003

                                         Three Months Ending         Three Months Ending
Descriptions                               December 31, 2003           December 31, 2002     Change
----------------------------------------------------------------------------------------------------------------------------
Revenue                                           $3,860,535                $3,625,505         +6.50%
Gross profit                                       1,175,149               $ 1,202,422         -2.30%
Operating margin                                       30.44%                    33.16%        -2.70%
Selling, general and administrative expenses       1,554,631                 1,397,972        +11.12%
Impairment of goodwill (non-recurring)               980,538                 2,016,000        -51.30%
Write-off of intangibles (non-recurring)             100,364                         -           n/a
----------------------------------------------------------------------------------------------------------------------------
Operating income/loss                             (1,460,384)               (2,211,550)       -33.96%
Financial income/expense                             105,541                    80,954        +30.40%
Provision on income taxes                            (15,467)                        -           n/a
Equity in net loss of affiliate                            -                  (184,450)          n/a
Net loss                                          (1,339,376)               (2,315,046)       -42.10%

Weighted Average  of Shares Outstanding            4,665,332                 4,665,332
Net Loss Per Share, basic                             $(0.29)                   $(0.49)

The Company reported net loss attributable to common stockholders of $1,339,376, or ($0.29) per share on a diluted basis, for the three months ended December 31, 2003, compared to $2,315,046 or ($0.49) per share on a diluted basis, reported for the three months ended December 31, 2002.

ISP revenues increased by $184,057 to $1,434,874 for the three months ended December 31, 2003, from $1,250,817 for the three months ended December 31, 2002 mainly due to exchange rate movements. Leased lines revenue increased by $400,586 to $1,714,654 for the three months ended December 31, 2003, from $1,314,068 for the three months ended December 31, 2002 which was the result of improved sales activity. VOIP revenues decreased by $390,155 to $670,465 for the three months ended December 31, 2003, from $1,060,620 for the three months ended December 31, 2002. The Company had a new revenue source from facilities in 2003, which had represented $40,542 for the three months ended 2003.

Gross profit margin has fallen by 2.3% due to an increase in proportion of lower margin business (e.g. leased line revenue). Overall margin has decreased slightly in absolute terms in the amount of USD $27,273. Selling, general and administrative expenses has increased, which partly reflects the weakening of U.S. dollar against Slovak and Czech Koruna, while new cost elements also incurred in the fourth quarter of 2003.

RESULTS FOR YEAR ENDED DECEMBER 31, 2003

                                        Twelve Months Ending        Twelve Months Ending
Descriptions                               December 31, 2003           December 31, 2002     change
----------------------------------------------------------------------------------------------------------------------------
Revenue                                          $14,761,374               $12,940,631        +14.00%
Gross profit                                       4,611,765               $ 4,327,435         +6.50%


Operating margin                                      31.24%                    33.44%         -2.20%
Selling, general and administrative expenses       5,401,023                 5,441,877         -0.70%
Severance to officers                                      -                 2,020,832           n/a
Impairment of goodwill (non-recurring)               980,538                 2,016,000        -51.30%
Write-off of intangibles (non-recurring)             100,364                   448,500        -77.60%
----------------------------------------------------------------------------------------------------------------------------
Operating income/loss                             (1,870,160)               (5,599,774)       -66.60%
Financial income/expense                             355,690                   385,177         -7.60%
Provision on income taxes                             61,590                         -           n/a
Equity in net loss of affiliate                            -                  (679,637)          n/a
Net loss                                          (1,576,060)               (5,894,234)       -73.26%

Weighted Average of Shares Outstanding             4,665,332                 4,665,332
Net Loss Per Share, basic                             $(0.34)                   $(1.26)

The Company reported net loss attributable to common stockholders of $1,576,060, or ($0.34) per share on a diluted basis, for the year ended December 31, 2003, compared to $5,894,234 million, or ($1.26) per share on a diluted basis, reported for the year ended December 31, 2002. The Company was able to improve almost all revenue and cost categories when compared to last year. Revenue increased by 14%, while all cost categories has decreased in 2003 as compared to 2002.

ISP revenues increased by $682,532 to $5,497,222 for the twelve months ended December 31, 2003, from $4,814,690 for the twelve months ended December 31, 2002 mainly due to exchange rate movements. Leased lines revenues increased by $387,077 to $6,487,607 for the twelve months ended December 31, 2003, from $6,100,530 for the twelve months ended December 31, 2002. VOIP revenues increased by $465,801 to $2,491,212 for the twelve months ended December 31, 2003, from $2,025,411 for the twelve months ended December 31, 2002. The Company had a new revenue source from facilities in 2003, which had represented $244,791 for the twelve months ended 2003.

Although gross profit margin has fallen by 2.2% due to an increase in proportion of lower margin businesses (e.g. leased line and VOIP), overall margin has increased in absolute terms in the amount of USD $284,330. Together with tightly managed selling, general and administrative expenses; the Company improved its efficiency on operational activity. This improvement is also reflected in net cash provided by operating activities, which became positive and is valued at USD $307,660.

COMMENTS FROM CSABA TORO

Csaba Toro, Chief Executive Officer, stated, "I am pleased with our performance in 2003. Compared to 2002, we increased our sales by 14%, as a long-term result of introducing leased line and VOIP services since 2001, as well as due to the weakness of the US Dollar relative to the Czech and Slovak Koruna in respect to ISP activity. Simultaneously, the net loss per share was significantly reduced in 2003 to $0.34 per share when compared to 2002 of $1.26 per share.

We were able to achieve a continuous organic growth in the last few years, which resulted in significant improvement in yearly results. Cash flow from operations also continuously improved and became positive for the first time in 2003. For the year ended December 2003, cash flow from operations was $307,660.

With minimal debt and our current cash flow position, we are in an excellent financial status, and we are well positioned to take advantage of the opportunities that 2004 will offer, such as the recently announced acquisitions of Euroweb Hungary Rt and Elender Rt. In 2004, the acquisitions of Euroweb Hungary Rt and Elender Rt were valued at $11.6 million consisting of $8.6 million in cash and 677,201 shares of our common stock valued at $3,000,000. As a result of these acquisitions, although we cannot provide guarantees, we believe 2004 revenues will be in the range of $31-$35 million depending on the date of closing of the acquisition of Elender Rt, along with what we believe will be the further expected improvement in net income."

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
About Euroweb International Corp.

Euroweb International owns and operates Internet Service Providers in the Czech Republic, Romania and Slovakia through its subsidiaries Euroweb Czech Republic spol. s.r.o., Euroweb Slovakia a.s. and Euroweb Romania S.A. Euroweb is majority owned by KPN Telecom BV. Euroweb's common stock is traded on the Nasdaq SmallCap Market under the symbol "EWEB".

"Safe Harbor Statement" Under the Private Securities Litigation Reform Act of
1995

This press release contains forward-looking statements that involve risks and uncertainties. The statements in this Release are forward-looking statements that are made pursuant to safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause Euroweb International Corp's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making investment decisions.

Contact:

        Euroweb International Corp.
        Csaba Toro
        +36-1-88-97-101

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